Filed Pursuant to Rule 424(b)(3)
Registration No. 333-129280

PROSPECTUS

LIPID SCIENCES, INC.

4,981,860 Shares of Common Stock

This prospectus is part of a registration statement that relates to the offer and sale by certain selling securityholders listed on page 11 of up to 4,981,860 shares of the common stock, par value $0.001 per share, of Lipid Sciences, Inc., comprising of 2,430,198 shares of common stock, 1,215,096 shares of common stock issuable upon exercise of additional investment rights in the form of warrants within 90 days following the effective date of this registration statement, 729,057 shares of common stock issuable upon exercise of warrants and 607,509 shares of common stock that may be issued as a result of potential future adjustments to the exercise prices of the warrants described above.  The registration statement also relates to the offer and sale by certain selling securityholders listed on page 11 of an indeterminate number of additional shares of the common stock as may become issuable upon the exercise of warrants to purchase the common stock in order to prevent dilution resulting from stock splits, stock dividends or similar events.  We will not receive any of the proceeds from any sale of shares by these stockholders.  We will receive approximately $4.5 million in gross proceeds from the exercise of additional investment rights, if and when they are exercised.

This prospectus may be used by the selling securityholders listed in the “Selling Securityholders” section of this prospectus to resell the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.  We have agreed to bear the expenses of registration of the shares by this prospectus.

Our common stock is quoted on the Nasdaq National Market under the symbol “LIPD”.  On December 28, 2005, the closing sale price of our common stock on the Nasdaq National Market was $2.35 per share.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 29, 2005.

You should rely only on the information contained in or incorporated by reference in this prospectus.  We have not authorized anyone else to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should assume that the information contained in or incorporated by reference in this prospectus is accurate only as of the date of the documents containing the information.  Our business, financial condition, results of operation and prospects may have changed since that date.

Unless the context otherwise requires, references in this prospectus to “we,” “the Company” or “Lipid” refer to Lipid Sciences, Inc., a Delaware corporation.  On November 29, 2001, after the completion of our merger with Lipid Sciences, Inc., a Delaware corporation, we changed our name from NZ Corporation to Lipid Sciences, Inc.  On June 26, 2002, the merged corporation changed its state of incorporation from Arizona to Delaware.  In this prospectus, we refer to our former name, NZ Corporation, as “NZ,” and we refer to the merged corporation, Lipid Sciences, Inc., a privately-held corporation, as “Pre-Merger Lipid.”  Because the merger was treated as a reverse acquisition, Pre-Merger Lipid was considered the acquiror for accounting and financial reporting purposes.  We sometimes also refer to Pre-Merger Lipid as “we” or “the Company.”

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC.  You may read and copy any materials we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.  The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  That website is located at http://www.sec.gov.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information we have filed with the SEC.  This means that we can disclose important business, financial and other information by referring you to other documents separately filed with the SEC.  Any information incorporated by reference is deemed to be part of this prospectus, unless and until that information is updated and superseded by information that we file later with the SEC. Information that we file later with the SEC automatically updates and supersedes any previously filed information that is part of this prospectus.  Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference.  We incorporate by reference the documents listed below:

•                       The description of our common stock contained in our Current Report on Form 8-K filed July 11, 2002 (relating to the reincorporation merger of NZ into Pre-Merger Lipid), including any amendment or report filed thereafter for the purpose of updating such description;

•                       Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed March 15, 2005 (except for Items 8 and 15(a)2 therein);

•                       Our Definitive Proxy Statement on Schedule 14A, filed April 28, 2005;

•                       Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2005, June 30, 2005 and September 30, 2005, filed May 10, 2005, August 10, 2005 and November 8, 2005, respectively; and

•                       Our Current Reports on Form 8-K filed May 20, 2005, August 9, 2005 (relating to the death of Richard G. Babbitt, the Chairman of our Board of Directors), September 30, 2005, October 27, 2005 and December 29, 2005.

We also incorporate by reference all future filings we make with the SEC pursuant to Sections 13(a), 13(e), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering made hereby.

We will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the information that has been incorporated by reference but not delivered with the prospectus. Requests should be directed to:

Lipid Sciences, Inc.
7068 Koll Center Parkway, Suite 401
Pleasanton, California 94566
Attn: Deborah S. Lorenz
Vice President of Investor Relations and Corporate Communications
Telephone: (925) 249-4031

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SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus.  Documents incorporated by reference form an integral part of this prospectus.  Prospective investors should consider carefully the information set forth in this prospectus under the heading “Risk Factors” and in the documents incorporated by reference herein as provided under the heading “Where You Can Find More Information.”

WHO WE ARE

We are a development-stage biotechnology company engaged in research and development of products and processes intended to treat major medical indications such as cardiovascular disease and viral infections in which lipids, or fat components, play a key role.  Lipids are a part of every human living cell and are commonly bound to proteins which are transported throughout the body.  Our technologies are based on a patented process that selectively and rapidly removes lipids, such as cholesterol, from targeted lipoproteins or viruses circulating in blood plasma without disrupting the non-targeted plasma proteins’ function.  Our process of lipid removal, known as delipidation, potentially improves the disease condition by enhancing the body’s natural ability to heal itself.  We believe that our unique delipidation process has the potential for a far-reaching impact on human health.

We are focused on applications of delipidation in two main areas: cardiovascular disease, using our HDL Therapy platform, and viral infections, using our Viral Immunotherapy platform.  HDL Therapy is focused on developing treatments for the reversal of atherosclerosis, which is the leading cause of heart attacks, stroke and peripheral vascular disease.  Our Viral Immunotherapy platform is focused on treatments for people suffering from conditions caused by lipid-enveloped viruses such as HIV, Hepatitis B and C, the Severe Acute Respiratory Syndrome (“SARS”) coronavirus, West Nile and influenza.  Additionally, we are conducting investigational research into other applications of the technology and have moved to secure additional intellectual property rights in these areas.

On November 29, 2001, we completed our merger with Pre-Merger Lipid.  As a result of the merger, the Company was renamed Lipid Sciences, Inc. Pre-Merger Lipid ceased to exist as a separate corporation, and the stockholders of Pre-Merger Lipid became stockholders of the Company.  As part of the merger, we announced our intent to conduct an orderly disposition of substantially all of the real estate and other assets held by the Company before the merger to fund the ongoing operations of Lipid Sciences’ biotechnology business.  On March 22, 2002, we formalized a plan to discontinue the operations of our real estate business, including commercial real estate loans.  In the first quarter of 2005, we completed the disposition of all of our real estate assets.

Our primary activities since incorporation have been conducting research and development (including pre-clinical studies); performing business, strategic and financial planning; and raising capital, including, from the date of the merger, disposing of Company real estate assets.  Accordingly, the Company is considered to be in the development stage.

Our corporate headquarters are located at 7068 Koll Center Parkway, Suite 401, Pleasanton, California 94566 and our telephone number is (925) 249-4000.  Our website address is www.lipidsciences.com.  Information on our website is not a part of this prospectus.

THE OFFERING

On September 30, 2005, we completed the sale of 2,430,198 shares of our common stock, additional investment rights in the form of warrants to purchase another 1,215,096 shares, at an exercise price of $3.73 per share, of our common stock and warrants to purchase another 729,057 shares, at an exercise price of $4.20 per share, of our common stock, resulting in gross proceeds of approximately $7.2 million (prior to the exercise of any additional investment rights or warrants), in a private placement to accredited institutional investors.

This prospectus relates to the resale from time to time of up to a total of 4,981,860 shares of our common stock by the selling stockholders, comprising:

•                                 2,430,198 shares of our common stock issued on September 30, 2005;

•                                 1,215,096 shares of our common stock, which remain eligible for resale, issuable upon exercise of additional investment rights in the form of warrants issued on September 30, 2005;

•                                 729,057 shares of our common stock, which remain eligible for resale, issuable upon exercise of warrants issued on September 30, 2005; and

•                                 607,509 shares of common stock that may be issued as a result of potential future adjustments to the exercise prices of the warrants described above.

In the event of a stock split, stock dividend, or similar transaction involving the common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933.

RISK FACTORS

You should carefully consider the following risk factors together with the other information contained in or incorporated into this prospectus before you decide to buy our securities.  If any of these risks actually occurs, our business, financial condition, operating results or cash flows could be materially adversely affected.  This could cause the trading price of our common stock to decline and you may lose part or all of your investment.

If we are unable to obtain adequate funds, we may not be able to develop and pursue the commercial application of our HDL Therapy and Viral Immunotherapy platforms.

For the nine months ended September 30, 2005, we incurred a net loss of approximately $7,608,000 and since Inception through September 30, 2005, we have accumulated a deficit of approximately $60,675,000.  We expect to continue to incur losses for the foreseeable future as we continue funding for clinical testing and other activities related to seeking approval to market our products.  Conducting clinical trials necessary to apply for regulatory approval to sell our products will take a number of years and will require significant amounts of capital.

In the near future, we will require additional capital in amounts that cannot be quantified, but are expected to be significant.  We intend to seek capital needed to fund our operations through corporate partnerships, technology licensing, the pursuit of research and development grants, or public or private equity or debt financings.  Additional financing may not be available on terms favorable to us, or at all.  If we are unable to obtain financing on acceptable terms or at all, our ability to continue our business as planned will be significantly impaired and we may be forced to cease operations.

Our technology is only in the pre-clinical development stage, may not prove to be safe or effective, and may never receive regulatory approval or achieve widespread use, which would significantly harm our business prospects.

Before obtaining required regulatory approvals for the commercial sale of any of our potential products, we must demonstrate, through pre-clinical studies and clinical trials, that our technology is safe and effective for use in at least one medical indication.  These studies and clinical trials are expected to take a number of years and may fail to show that our technology is sufficiently safe and effective, in which case our technology will not receive regulatory approval, and we will not be able to develop and commercialize our products.

Our technology, and hence, our business, at present is limited to addressing two medical applications: cardiovascular disease, using our HDL Therapy platform (selective HDL delipidation and HDL mimetic peptides), and viral infections, using our Viral Immunotherapy platform.  HDL Therapy is aimed at developing treatments for the reversal of atherosclerosis, while the Viral Immunotherapy platform is focused on treatments for people suffering from conditions associated with lipid-enveloped viruses such as HIV, Hepatitis B and C, SARS, West Nile and influenza.  If our technology does not prove to be safe or effective, if we otherwise fail to receive regulatory approval for our potential product indications, or if we fail to successfully commercialize any product that may receive regulatory approval, our business prospects would be significantly harmed and we may even be forced to cease operations.

Our future clinical studies may be delayed or unsuccessful.

Our future success depends in large part upon the results of clinical trials designed to assess the safety and efficacy of our potential product indications.  The ultimate results of clinical studies cannot be predicted with accuracy and can be impacted by many variables.  We cannot be sure whether planned clinical trials will begin on time or will be completed on schedule or at all.  Delay or failure to complete clinical studies may delay or prevent us from bringing products to market, which would materially harm our business.  For example, any of our future clinical studies might be delayed in their initiation or performance, or even halted after initiation because:

•                                 extensive pre-clinical animal studies are required by the regulatory authorities to demonstrate the safety of the process technology;

•                                 the data generated by the pre-clinical animal studies does not indicate to the regulatory authorities that there is a sufficient margin of safety;

•                                 the potential clinical benefit from the delipidation process cannot be effectively demonstrated through the pre-clinical animal studies;

•                                 the relevant regulatory requirements for initiating and maintaining an application for a clinical study cannot be met;

•                                 the product or process is not effective, or physicians perceive that the product is not effective;

•                                 patients experience severe side effects during treatment or possibly even death as a result of the treatment;

•                                 patients die during a clinical study because their disease is too advanced or because they experience medical problems that are not related to the product being studied;

•                                 patients do not enroll in the studies at the rate we expect; or

•                                 the discovery by us, during the course of the study, of deficiencies in the way the study is being conducted by the study investigators that raise questions as to whether the study is being conducted in conformity with the relevant regulatory authorities’ regulations or Good Clinical Practice.

We depend on our license agreement with Aruba International B.V. that may, if terminated, significantly harm our business.

We have entered into an agreement for an exclusive license to patents, know-how and other intellectual property relating to our foundation technology for removal of lipids from proteins and our continued operations at present are dependent upon such intellectual property.  The licensor is Aruba International B.V. (“Aruba”), a company controlled by Dr. Bill E. Cham, a founding stockholder of Pre-Merger Lipid and one of our former Directors.  Dr. Cham also controls KAI International, LLC, our largest stockholder.  The technology licensed from Aruba currently represents an important part of the technology owned or licensed by us.  Aruba may terminate the license agreement if we fail to perform and fail to remedy following written notice of default with respect to our material obligations under the agreement, including our obligations to make royalty payments, or if we cease, without intention to resume, all efforts to commercialize the subject matter of the licensed intellectual property.  If our license with Aruba terminates, our business would be significantly harmed and it may cause us to cease operations.

We intend to rely on collaborations in order to further develop our products and processes.  If these collaborations are unsuccessful, the development of our products could be adversely affected and we may incur significant unexpected costs.

We intend to enter into collaborations with strategic partners, licensors, licensees and others.  We may be unable to maintain or expand our existing collaborations on favorable terms, or at all, or establish additional collaborations or licensing arrangements necessary to develop our technology on favorable terms, or at all.  We may not be able to enter into any collaborations or licensing arrangements with strategic partners in the future, and any existing or future collaborations or licensing arrangements may not be successful.  In addition, parties we collaborate with may develop products or processes that compete with ours, and we cannot be certain that they will perform their contractual obligations or that any revenues will be derived from such arrangements.  If one or more of these parties fails to achieve product development objectives, this failure could harm our ability to fund related programs and develop or commercialize products.

Our industry is intensely competitive.

The biotechnology and medical device industries are intensely competitive and we may not be able to develop, perfect or acquire rights to new products with commercial potential.  We compete with biotechnology, medical device and pharmaceutical companies that have been established longer than we have, have more experience in commercializing their technology, have a greater number of products on the market, have greater financial and other resources and have other technological or competitive advantages.  We also have competition in the development of technologies and processes and in acquiring personnel and technology from academic institutions, governmental agencies, and other private and public research organizations.  We cannot be certain that one or more of our competitors will not receive patent protection that dominates, blocks or adversely affects our clinical studies, product development or business; will benefit from significantly greater sales and marketing capabilities; or will not develop products that are more clinically effective, cost-effective, or that are otherwise accepted more widely than ours.

If we fail to secure and then enforce patents and other intellectual property rights underlying our technologies, or if the use of our technology is determined to infringe on the intellectual property rights of others, our business could be harmed.

Our future success will depend in part on our ability to obtain patent protection, enforce patents once obtained, maintain trade secrets and operate without infringing upon the patents and proprietary rights of others, and if needed, obtain appropriate licenses to patents or proprietary rights held by third parties with respect to their technology, both in the United States and in foreign countries.  We currently have an exclusive license from Aruba International B.V. with respect to three issued U.S. patents, three issued Australian counterpart patents, one issued Japanese counterpart patent, one issued European counterpart patent and counterpart applications as well as independent pending patent applications.  The issued U.S. patents will expire in January 2008, January 2016 and June 2017.  There are additional pending applications assigned to us and we are constantly strengthening our intellectual property portfolio in accordance with our technological advancements.  Each of the patents and pending applications relates to different aspects of our technology platforms.  However, these patent applications may not be approved and, even if approved, our patent rights may not be upheld in a court of law or may be narrowed if challenged.  The patent positions of biotechnology, medical device and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions.  Our patent rights may not provide competitive advantages for our products and may be challenged, infringed upon or circumvented by our competitors.

In addition to patents, we rely on trade secrets, know-how, continuing technological innovations, and licensing opportunities to develop and maintain our competitive position.  It is our policy to require our employees, certain contractors, consultants, members of our Scientific and Viral Advisory Boards and parties to collaborative agreements to execute confidentiality agreements upon the commencement of a business relationship with us.  We cannot assure you that these agreements will not be breached, that they will provide meaningful protection of our trade secrets or know-how or adequate remedies if there is unauthorized use or disclosure of this information or that our trade secrets or know-how will not otherwise become known or be independently discovered by our competitors.

If it were ultimately determined that our intellectual property rights are unenforceable, or that our use of our technology infringes on the intellectual property rights of others, we may be required or may desire to obtain licenses to patents and other intellectual property held by third parties to develop, manufacture and market products using our technology.  We may not be able to obtain these licenses on commercially reasonable terms, if at all, and any licensed patents or intellectual property that we may obtain may not be valid or enforceable.  In addition, the scope of intellectual property protection is subject to scrutiny and challenge by courts and other governmental bodies.  Litigation and other proceedings concerning patents and proprietary technologies can be protracted, expensive and distracting to management and companies may sue competitors as a way of delaying the introduction of competitors’ products.  Any litigation, including any interference proceedings to determine priority of inventions, oppositions to patents in foreign countries or litigation against our partners, may be costly and time-consuming and could significantly harm our business.

Because of the large number of patent filings in the biopharmaceutical field, our competitors may have filed applications or been issued patents and may obtain additional patents and proprietary intellectual property rights relating to products or processes competitive with or similar to ours.  We cannot be certain that U.S. or foreign patents do not exist or will not be issued that would harm our ability to commercialize our products and product candidates.

If we use biological and hazardous materials in a manner that causes injury, we may be liable for damages.

Our research and development activities involve the controlled use of potentially harmful biological materials, such as blood products, organic solvents and other hazardous materials.  We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials.  In the event of contamination or injury, we could be held liable for damages that result, and any liability could be significant.  We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products.  The cost of compliance with these laws and regulations could be significant.

Because most of our products are based on technologies that are unfamiliar to the healthcare community, they may not be accepted by healthcare providers and patients, which could harm our business.

We may experience difficulties in launching new products, many of which are novel and based on technologies that are unfamiliar to the healthcare community.  We have no assurance that healthcare providers and patients will accept such products, if developed.  In addition, government agencies, as well as private organizations involved in healthcare, from time to time publish guidelines or recommendations to healthcare providers and patients.  Such guidelines or recommendations can be very influential and may adversely affect the usage of any products we may develop directly (for example, by recommending a decreased dosage of a product in conjunction with a concomitant therapy or a government entity withdrawing its recommendation to screen blood donations for certain viruses) or indirectly (for example, by recommending a competitive product over our product).

We depend on key personnel and will need to hire additional key personnel in the future.

Our ability to operate successfully depends in significant part upon the experience, abilities and continued service of certain key scientific, technical and managerial personnel.  If we lose the services of any of these personnel and we are unable to hire qualified replacements, our business could be harmed.  Our future success also depends upon our ability to attract and retain additional highly qualified personnel in these areas and our ability to develop and maintain relationships with qualified clinical researchers.  There can be no assurance that we can retain such personnel or that we can attract or retain other highly qualified scientific, technical and managerial personnel or develop and maintain relationships with clinical researchers in the future.

Our stock price may be volatile and there may not be an active trading market for our common stock.

There can be no assurance that there will be an active trading market for our common stock or that the market price of the common stock will not decline below its present market price.  The market prices for securities of biotechnology companies have been, and are likely to continue to be, highly volatile.  Factors that have had, and are expected to continue to have, a significant impact on the market price of our common stock include:

•                                 material public announcements;

•                                 actual or potential clinical results with respect to our products under development or those of our competitors;

•                                 the announcement and timing of any new product introductions by us or others;

•                                 technical innovations or product development by us or our competitors;

•                                 regulatory approvals or regulatory issues;

•                                 developments relating to patents and proprietary rights;

•                                 political developments or proposed legislation in the medical device or healthcare industry;

•                                 economic and other external factors, disaster or crisis;

•                                 changes to our management;

•                                 period-to-period fluctuations in our financial results or results which do not meet or exceed analyst expectations;

•                                 our financing activities; and

•                                 market trends relating to or affecting stock prices throughout our industry, whether or not related to results or news regarding us or our competitors.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities.  We may, in the future, be the target of similar litigation.  Regardless of its outcome, securities litigation may result in substantial costs and divert management’s attention and resources, which could harm our business and results of operations.

Existing stockholders may experience future dilution.

As of September 30, 2005, 6,846,377 stock options and 2,839,565 warrants to purchase common stock were outstanding, which if exercised, would result in the issuance of our common stock.  Moreover, in the near future, we anticipate the need for additional capital to fund our operations.  Such capital could be obtained be selling additional common stock or other equity instruments.  Any future issuance of our common stock will have the effect of diluting ownership of existing stockholders.

We have adopted several anti-takeover measures.

We have taken a number of actions that could discourage a takeover attempt that might be beneficial to stockholders who wish to receive a premium for their shares from a potential bidder.  For example:

•                                 our Board of Directors has the authority to issue, without vote or action of stockholders, up to 10,000,000 shares of preferred stock and to fix the price, rights, preferences and privileges of those shares.  Any series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of common stock;

•                                 our Directors are elected to staggered terms, which prevents the entire Board from being replaced in any single year;

•                                 our Certificate of Incorporation and Bylaws require the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares entitled to vote generally in the election of Directors, voting together as a single class, to make, alter, amend or repeal our Bylaws;

•                                 our Certificate of Incorporation does not permit stockholders to take an action by written consent;

•                                 our Certificate of Incorporation and the Bylaws provide that special meetings of the stockholders may be called only by the Chairman of the Board, the President, or the Board of Directors by a resolution approved by a majority of the total number of Directors we would have if there were no vacancies; and

•                                 under our Bylaws, notice regarding stockholder proposals and Director nominations must have been delivered not less than 45 days nor more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and the Nasdaq National Market rules, are creating uncertainty for companies such as ours.  These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.  We are committed to maintaining high standards of corporate governance and public disclosure.  As a result, we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.  If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, we might be subject to sanctions or investigations by regulatory authorities, such as the SEC or the Nasdaq National Market, and our reputation may be harmed.  Any such action could adversely affect our financial results and the market price of our common stock.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”).  We are evaluating our internal controls systems in order to allow management to report on, and our independent registered public accountants to attest to, our internal controls, as required by Section 404.  We are performing the system and process evaluation and testing required in an effort to comply with the management certification and auditor attestation requirements of Section 404.  As a result, we are incurring additional expenses and a diversion of management’s time.  While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 by December 31, 2005, our fiscal year-end, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations since there is currently only limited precedent available by which to measure compliance adequacy.  If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the Nasdaq National Market.  Any such action could adversely affect our financial results and the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are identified by terminology such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will,” “may” and other similar expressions.  In addition, any statements that refer to expectations, projections, plans, objectives, goals, strategies or other characterizations of future events or circumstances are forward-looking statements.  These forward-looking statements speak only as of the date stated and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements.  These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements.

Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the sections entitled “Factors That May Affect Future Results and Financial Condition” in Item 1 of our Annual Report on Form 10-K and Item 2 of our Quarterly Reports on Form 10-Q incorporated by reference herein, and under the caption “Risk Factors” elsewhere in this prospectus.

USE OF PROCEEDS

All of the shares being offered under this prospectus are offered by the selling securityholders. All of the net proceeds from the sale of the shares will go to the selling securityholders; we will not receive any of the proceeds from the sale.

The selling securityholders will pay any underwriting discounts, commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services and any other expenses incurred by the selling securityholders in disposing of the shares.  We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq National Market listing fees, and fees and expenses of our counsel and our accountants.

SELLING SECURITYHOLDERS

On September 30, 2005, we completed the sale of 2,430,198 shares of our common stock, additional investment rights in the form of warrants to purchase another 1,215,096 shares of our common stock and warrants to purchase another 729,057 shares of our common stock, resulting in gross proceeds of approximately $7.2 million (prior to the exercise of any additional investment rights or warrants), in a private placement to accredited institutional investors.

This prospectus relates to the resale from time to time of up to a total of 4,981,860 shares of our common stock by the selling stockholders, comprising:

•                                 2,430,198 shares of our common stock issued on September 30, 2005;

•                                 1,215,096 shares of our common stock, which remain eligible for resale, issuable upon exercise of additional investment rights in the form of warrants issued on September 30, 2005;

•                                 729,057 shares of our common stock, which remain eligible for resale, issuable upon exercise of warrants issued on September 30, 2005; and

•                                 607,509 shares of common stock that may be issued as a result of potential future adjustments to the exercise prices of the warrants described above.

In the event of a stock split, stock dividend, or similar transaction involving the common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933.

This prospectus has been prepared in connection with registering these shares to allow for sales of these shares by the applicable selling securityholders to the public as required in part by the terms of a Registration Rights Agreement between us and the selling securityholders named therein dated as of September 28, 2005.

The following table provides the number of shares of our common stock beneficially owned by, and the names of, each selling securityholder (including the shares of our common stock issuable upon the exercise of warrants issued) as a result of the transactions contemplated under the Securities Purchase Agreement and the number of shares of such common stock beneficially owned by each selling securityholder upon completion of the offering or offerings pursuant to this prospectus, assuming each selling securityholder offers and sells all of its or his/her respective shares listed below as of the date of this prospectus.  Selling securityholders may, however, offer and sell none, some or all of their respective shares.  Under some circumstances, the respective donees, pledgees and transferees or other successors in interest of the selling securityholders may also sell the shares listed below as being held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the common stock.  Unless otherwise indicated below, to our knowledge, all persons named in the tables below have sole voting and investment power with respect to their securities, except to the extent authority is shared by spouses under applicable law.  The inclusion of any securities in these tables does not constitute an admission of beneficial ownership by the person named below.

To our knowledge, none of the selling securityholders has held any position or office with or has otherwise had a material relationship with us within the past three years.

	Number of Shares Beneficially Owned Prior to the Offering		Number of Shares Being	Number of Shares Beneficially Owned After the Offering(3)
Name of Selling Securityholder	Number(1)	Percentage(2)	Offered	Number	Percentage
Freeman CHS, LP (4)	90,000	*	90,000	—	*
Winifred Stevens Freeman Revocable Trust U/T/A dated 12/26/95, Winifred Stevens Freeman, Trustee(5)	270,000	*	270,000	—	*
Smithfield Fiduciary LLC(6)	302,012	1%	302,012	—	*
Iroquois Master Fund Ltd.(7)	453,018	2%	453,018	—	*
Satellite Strategic Finance Associates, LLC(8)	583,830	2%	583,830	—	*
Satellite Strategic Finance Partners, Ltd.(9)	624,222	2%	624,222	—	*
Capital Ventures International(10)	453,018	2%	453,018	—	*
UBS O’Connor LLC FBO O’Connor PIPES Corporate Strategies Master Ltd.(11)	360,000	1%	360,000	—	*
Enable Growth Partners LP(12)	241,614	*	241,614	—	*
Enable Opportunity Partners LP(13)	60,398	*	60,398	—	*
RHP Master Fund, Ltd.(14)	151,005	*	151,005	—	*
Merced Partners Limited Partnership(15)	301,987	1%	301,987	—	*
Tamarack International, Ltd.(16)	302,040	1%	302,040	—	*
Whalehaven Capital Fund Limited(17)	181,207	*	181,207	—	*

*              Indicates less than 1%.

(1)                        Includes shares of common stock and all shares of common stock issuable upon the exercise of additional investment rights or warrants held by the selling securityholder.  Does not reflect an aggregate of 607,509 shares of common stock that may be issued as a result of potential future adjustments to the exercise prices of the warrants in accordance with the terms of the warrants.

(2)                        This percentage is calculated using as the numerator, the number of shares of common stock included in the prior column and as the denominator, 27,359,267 shares of common stock outstanding as of September 30, 2005, plus the number of shares of common stock issuable upon the exercise of additional investment rights or warrants held by the selling securityholder that are included in the prior column.

(3)                        Because the selling securityholders may choose not to sell any of the shares offered by this prospectus, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares that any of the selling securityholders will hold after completion of this offering.  For purposes of this table, we have assumed that each of the selling securityholders will have sold all of the shares covered by this prospectus upon the completion of this offering.

(4)                        Freeman Management, LLC is the General Partner of Freeman CHS, LP.  Margaret Cisar, James Freeman and Carol Beutler are the Members of Freeman Management, LLC, and Robert J. Mrofka is the Manager of Freeman Management, LLC.  Freeman Management, LLC and each named individual disclaims beneficial ownership of the securities.

(5)                        Ms. Freeman disclaims beneficial ownership of the securities.

(6)                        Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC.  Glen Dubin and Henry Swieca control Highbridge Capital Management, LLC.  Each of Highbridge Capital Management, LLC, Glen Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(7)                        Joshua Silverman has voting and investment control over the securities held by Iroquois Master Fund Ltd.  Mr. Silverman disclaims beneficial ownership of the securities.

(8)                        The discretionary investment manager of Satellite Strategic Finance Associates, LLC is Satellite Asset Management, L.P. (“SAM”).  The controlling entity of SAM is Satellite Fund Management, LLC (“SFM”).  The managing members of SFM are Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin.  SAM, SFM and each named individual disclaims beneficial ownership of the securities.

(9)                        The discretionary investment manager of Satellite Strategic Finance Partners, Ltd. is Satellite Asset Management, L.P. (“SAM”).  The controlling entity of SAM is Satellite Fund Management, LLC (“SFM”).  The managing members of SFM are Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin.  SAM, SFM and each named individual disclaims beneficial ownership of the securities.

(10)                  Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the securities held by CVI and may be deemed to be the beneficial owner of the securities.  CVI is an affiliate of a registered broker-dealer.  The securities owned by CVI were purchased in the ordinary course of its business.  At the time of its purchase of the securities, CVI had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(11)                  UBS O’Connor LLC has sole voting and dispositive power over securities held by O’Connor PIPES Corporate Strategies Master Ltd.  UBS O’Connor LLC is a wholly-owned subsidiary of UBS AG, a publicly-held entity.  Both UBS AG and UBS O’Connor LLC disclaim beneficial ownership of the securities.

(12)                  Mitch Levine is the Managing Partner of Enable Growth Partners LP and has sole voting and dispositive power over securities held by Enable Growth Partners LP.  Mr. Levine disclaims beneficial ownership of the securities.  Enable Growth Partners LP is an affiliate of a registered broker-dealer.  The securities owned by Enable Growth Partners LP were purchased in the ordinary course of its business.  At the time of its purchase of the securities, Enable Growth Partners LP had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(13)                  Mitch Levine is the Managing Partner of Enable Opportunity Partners LP and has sole voting and dispositive power over securities held by Enable Opportunity Partners LP.  Mr. Levine disclaims beneficial ownership of the securities.  Enable Opportunity Partners LP is an affiliate of a registered broker-dealer.  The securities owned by Enable Opportunity Partners LP were purchased in the ordinary course of its business.  At the time of its purchase of the securities, Enable Opportunity Partners LP had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(14)                  RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC.  Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund, Ltd.  Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner, LLC.  The aforementioned entities and individuals disclaim beneficial ownership of the securities owned by RHP Master Fund, Ltd.

(15)                  EBF & Associates, L.P. and Global Capital Management, Inc. are the Co-General Partners of Merced Partners Limited Partnership.  John Brandenborg and Michael Frey are Directors of Global Capital Management, Inc.

(16)                  EBF & Associates, L.P. and Global Capital Management, Inc. are the Co-General Partners of Tamarack International, Ltd.  John Brandenborg and Michael Frey are Directors of Global Capital Management, Inc.

(17)                  Evan Schemenauer, Arthur Jones, and Jennifer Kelly are the Directors of Whalehaven Capital Fund Limited.  Voting control of the securities held by Whalehaven Capital Fund Limited lies with the Directors.  Mr. Jones and Ms. Kelly disclaim beneficial ownership of the securities.  Mr. Schemenauer’s beneficial ownership of the securities is less than 0.5%.

We prepared the table above based on information supplied to us on or before the date of this prospectus by the selling securityholders named in the table.

The selling securityholders listed in the table above may have sold, transferred or otherwise disposed of all or a portion of the shares in a transaction or a series of transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table above is presented.  Information about the selling securityholder may change from time to time.  Any changed information of which we become aware will be set forth either in post-effective amendments or in prospectus supplements, if required.

Because the selling securityholders may offer all or some of their common stock from time to time, we cannot estimate the amount of common stock that will be held by the selling securityholders upon the termination of any particular offering.  For information on the procedure for sales by selling securityholders, please review the disclosure under the heading “Plan of Distribution” below.

PLAN OF DISTRIBUTION

The shares of common stock covered by this prospectus may be offered and sold from time to time, on the Nasdaq National Market or otherwise, at fixed, negotiated or market prices, by the selling securityholders listed in this prospectus.  The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  We will not receive any proceeds from this offering.  The shares may be sold from time to time to purchasers directly by any of the selling securityholders, or under some circumstances, by donees, pledgees, transferees or other successors in interest (“Transferees”) thereof.  Transferees will have received shares after the date of this prospectus from a selling securityholder whose name appears in the selling securityholder table as a gift, pledge, partnership distribution or other non-sale related transfer.  We will file an amendment to this prospectus under Rule 424(b)(3) or another applicable provision of he Securities Act of 1933 to amend the list of selling securityholders to include the donee, pledgee or transferee as the beneficial owner.

Alternatively, the selling securityholders, or Transferees thereof, may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the selling securityholders, Transferees thereof, and/or the purchasers of the shares for whom they may act as agent.  Such compensation may be in excess of customary commissions in amounts negotiated at the time of sale.  The selling securityholders or Transferees thereof, and any dealers or agents that participate in the distribution of the shares, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act of 1933, as amended.  The selling securityholders may also be deemed “underwriters” and be subject to the prospectus delivery requirements of the Securities Act of 1933.

At the time a particular offer of the shares is made, a prospectus supplement or post-effective amendment, if required, will be distributed that will set forth the names of any dealers or agents and any commissions and other terms constituting compensation from the selling securityholders, or Transferees thereof, and any other required information.  The shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

The shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (d) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.  Methods of sale may also include privately negotiated transactions such as direct sales to purchasers and sale effected through agents, short sales, sales of a specified number of shares at a stipulated price per share and any other method permitted by law or combination thereof.  In effecting sales, broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate.  Shares eligible to be sold under Rule 144 under the Securities Act may be sold pursuant thereto rather than pursuant to this prospectus.  The selling securityholders may also engage in short sales against the box, puts, calls and other transactions in our securities or derivatives thereof, and may sell or deliver shares in connection with these trades.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.  We have agreed to indemnify certain of the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling securityholder.  If we are notified by any selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling securityholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for Lipid Sciences by Shearman & Sterling LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements, and related financial statement schedule, incorporated in this prospectus by reference to the Current Report on Form 8-K dated October 27, 2005 for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such firm given upon their authority as experts in auditing and accounting.